Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 3 to Form F-3 (File No. 333-283030) of our report dated August 26, 2022, with respect to our audit of consolidated financial statements of Top KingWin Ltd and Subsidiaries for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

We were dismissed as auditors on November 1, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in this Registration Statement for the periods after the date of our dismissal.

/s/ Friedman LLP

New York, New York

February 3, 2025